PRESS RELEASE

Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
 Chief Financial Officer
(785) 565-2000
FOR IMMEDIATE RELEASE
August 11, 2010

Landmark Bancorp, Inc. Announces Results for Second Quarter and Six Months Ended June 30, 2010

(Manhattan, KS, August 11, 2010) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported a net loss of $1.0 million ($0.42 per diluted share) for the quarter ended June 30, 2010, compared to net earnings of $1.0 million ($0.41 per diluted share) for the second quarter of 2009. For the six months ended June 30, 2010, the company reported net earnings of $96,000 ($0.04 per diluted share), compared to net earnings of $2.0 million ($0.81 per diluted share) in the first half of 2009.

Previously, the company announced that its Board of Directors declared a cash dividend of $0.19 per share, to be paid August 30, 2010, to common stockholders of record on August 18, 2010 and that management will host a conference call to discuss these results on Thursday, August 12, 2010 at 10:00 am (CT). Investors may listen to the Company’s earnings call via telephone by dialing (877) 317-6789.

Patrick L. Alexander, President and Chief Executive Officer, commented: “In the second quarter of 2010, we took a substantial provision primarily in connection with a construction loan and a commercial agriculture loan, which set back earnings for the second quarter.  Due to this challenging economic and credit environment, we continue to take aggressive actions to manage our loan portfolio and to strengthen our business and we believe we are making progress on the resolution of several nonperforming assets. Our ratio of nonperforming loans to total loans has decreased to 2.0% at June 30, 2010, compared to 3.8% at June 30, 2009. While it is difficult to forecast future events in this economic environment, we believe our strong capital position, loan portfolio management, and underlying fundamental earnings before provision for loan losses all position us to deal with the challenges of this environment and give us reason for optimism for the remainder of 2010 and beyond.”

Second-Quarter Financial Highlights

Net interest income for the quarter ended June 30, 2010, increased $13,000, or 0.3%, to $4.6 million compared to the second quarter of 2009.  Net interest margin, on a tax equivalent basis, increased to 3.79% for the second quarter of 2010 from 3.58% for the same period of 2009. Our higher net interest margin was offset by lower average interest-earning asset balances. The provision for loan losses increased to $4.0 million during the second quarter of 2010, compared to $800,000 during the second quarter of 2009. The provision for loan losses reflected the increased charge-offs that occurred in the second quarter of 2010, primarily related to a significant decline in appraised value of the collateral securing a previously identified and impaired construction loan, causing us to increase the provision for loan losses by $2.6 million beyond the previously allocated reserve. While it was necessary to recognize the loss based on appraised value, we continue to pursue payment from the guarantor.

Total non-interest income was $2.3 million for the second quarter of 2010, down $363,000, or 13.8%, from the same period in 2009. The decrease in non-interest income was primarily attributable to a $306,000 decrease in gains on sale of loans as origination volumes of residential real estate loans that were sold in the secondary market declined in the second quarter of 2010 compared to the same period of 2009.

We recorded credit-related, other-than-temporary impairment losses on our portfolio of pooled trust preferred investment securities during the second quarter of both 2010 and 2009, however the amount of the net impairment loss declined from $249,000 during the second quarter of 2009 to $140,000 during the second quarter of 2010.

Non-interest expense decreased $173,000, or 3.5%, to $4.8 million for the second quarter of 2010, compared to the same period of 2009. The decline in non-interest expense was primarily due to a decrease of $264,000 in our federal deposit insurance premiums, as the second quarter of 2009 included a $277,000 special assessment affecting all FDIC-insured institutions.

First-Half Financial Highlights

Net interest income for first six months of 2010 was $9.1 million, an increase of $189,000, or 2.1%, compared to the first half of 2009. Net interest margin, on a tax equivalent basis, increased to 3.80% for the first six months of 2010 from 3.52% for the same period of 2009. The provision for loan losses increased to $4.7 million during the first six months of 2010, compared to $1.1 million during the same period of 2009.

Total non-interest income decreased $498,000, or 11.0%, to $4.0 million for the first six months of 2010 compared to the same period in 2009, primarily attributable to a $503,000 decrease in gains on sales of loans.

The net gains and losses on investment securities experienced a favorable change of $999,000 between the first six months of 2010 and the same period of 2009. We recorded credit-related, other-than-temporary impairment losses on our portfolio of pooled trust preferred investment securities during the first six months of both 2010 and 2009, however the amount of the net impairment loss declined from $576,000 during the first six months of 2009 to $140,000 during the first six months of 2010. Also during the first six months of 2010, the company realized a $563,000 gain on the sale of investments based on the sale of a portion of our mortgage-backed investment securities portfolio.

Non-interest expense increased $180,000, or 1.9%, to $9.6 million for the first six months of 2010, compared to the same period of 2009.  The May 2009 acquisition of a branch in Lawrence, Kansas, contributed to increases in compensation and benefits and occupancy and equipment costs in the first six months of 2010 compared to the first half of 2009.

Balance Sheet Highlights

Total assets decreased to $576.2 million at June 30, 2010, compared to $584.2 million at December 31, 2009. Stockholders’ equity was $53.7 million (book value of $21.45 per share) at June 30, 2010, compared to $53.9 million (book value of $21.65 per share) as of December 31, 2009. Net loans decreased to $334.9 million at June 30, 2010, compared to $342.7 million at December 31, 2009.  At June 30, 2010, the allowance for loan losses was $4.4 million, or 1.3% of gross loans outstanding, compared to $5.5 million, or 1.6% of gross loans outstanding at December 31, 2009.  Loans past due more than a month totaled $7.2 million, or 2.1% of gross loans, at June 30, 2010, compared to $13.3 million, or 3.8% of gross loans, at December 31, 2009. Non-accrual loans, which primarily consist of loans greater than 90 days past due and are included in the past due loan balances, totaled $6.7 million, or 2.0% of gross loans, at June 30, 2010, down from $11.8 million, or 3.4% of gross loans, at December 31, 2009. Net loan charge-offs were $5.8 million during the first six months of 2010, compared to $144,000 during the first six months of 2009. The increase in charge-offs was associated with two impaired loans, a $4.3 million construction loan and a $2.3 million commercial agriculture loan, which were both classified as non-accrual during 2009. During the second quarter of 2010, the company recorded a $3.3 million charge-off on the $4.3 million construction loan relating to a significant decline in appraised value of the real estate collateral securing the loan and uncertainty about collection expectations from the guarantor, as well as the remaining $2.3 million balance on the commercial agriculture loan. The amounts of the charge-offs exceeded the reserves by $2.8 million for these loans in our allowance for loan losses.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 21 locations in 16 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):
(Dollars in thousands)

	June 30,	December 31,	June 30,
	2010	2009	2009
ASSETS:
Cash and cash equivalents	$9,655	$12,379	$18,853
Investment securities	165,498	169,619	177,971
Loans, net	334,912	342,738	355,306
Loans held for sale	9,544	4,703	7,544
Premises and equipment, net	15,454	15,877	16,614
Goodwill	12,894	12,894	12,894
Other intangible assets, net	2,236	2,481	2,609
Bank owned life insurance	12,794	12,548	12,242
Other assets	13,203	10,928	9,107

TOTAL ASSETS	$576,190	$584,167	$613,140

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$432,750	$438,595	$461,578
Federal Home Loan Bank and other borrowings	83,789	82,183	89,972
Other liabilities	5,945	9,494	9,041

Total liabilities	522,484	530,272	560,591

Stockholders' equity	53,706	53,895	52,549

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$576,190	$584,167	$613,140

LOANS (unaudited):	June 30,	December 31,	June 30,
(Dollars in thousands)	2010	2009	2009

One-to-four family residential real estate	$94,775	$98,333	$104,342
Commercial real estate	105,305	106,470	106,801
Construction and land	29,378	36,864	33,732
Commercial loans	102,702	98,213	107,140
Consumer loans	6,676	7,884	7,546
Net deferred loan costs and loans in process	449	442	572
Allowance for loan losses	(4,373)	(5,468)	(4,827)
Loans, net	$334,912	$342,738	$355,306

NONPERFORMING ASSETS (unaudited):	June 30,	December 31,	June 30,
(Dollars in thousands)	2010	2009	2009

Non-accrual loans	$6,726	$11,830	$13,568
Accruing loans over 90 days past due	-	-	-
Nonperforming investments, at fair value	265	261	-
Real estate owned	3,370	1,129	1,916
Total nonperforming assets	$10,361	$13,220	$15,484

Loans past due more than one month to gross loans outstanding	2.1%	3.8%	4.3%
Total nonperforming loans to gross loans outstanding	2.0%	3.4%	3.8%
Total nonperforming assets to total assets	1.8%	2.3%	2.5%
Allowance for loan losses to gross loans outstanding	1.3%	1.6%	1.3%
Allowance for loan losses to total nonperforming loans	65.0%	46.2%	35.6%

Financial Highlights (continued)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited):
(Dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Interest income:
Loans	$4,910	$5,234	$9,780	$10,416
Investment securities and other	1,309	1,694	2,731	3,422
Total interest income	6,219	6,928	12,511	13,838

Interest expense:
Deposits	968	1,558	2,007	3,197
Borrowed funds	679	811	1,364	1,690
Total interest expense	1,647	2,369	3,371	4,887

Net interest income	4,572	4,559	9,140	8,951
Provision for loan losses	4,000	800	4,700	1,100
Net interest income after provision for loan losses	572	3,759	4,440	7,851

Non-interest income:
Fees and service charges	1,135	1,142	2,140	2,098
Gains on sales of loans, net	893	1,199	1,404	1,907
Bank owned life insurance	124	124	248	247
Other	124	174	249	287
Total non-interest income	2,276	2,639	4,041	4,539

Investment securities (losses) gains, net:
Impairment losses on investment securities	(332)	(60)	(332)	(910)
Less noncredit-related losses	192	(189)	192	334
Net impairment losses	(140)	(249)	(140)	(576)
Gains on sales of investment securities	-	-	563	-
Investment securities (losses) gains, net	(140)	(249)	423	(576)

Non-interest expense:
Compensation and benefits	2,315	2,203	4,639	4,379
Occupancy and equipment	673	663	1,392	1,314
Federal deposit insurance premiums	183	447	362	480
Data processing	224	204	432	394
Amortization of intangibles	182	191	361	378
Professional fees	186	192	320	364
Advertising	119	119	237	240
Other	890	926	1,837	1,851
Total non-interest expense	4,772	4,945	9,580	9,400

(Loss) earnings before income taxes	(2,064)	1,204	(676)	2,414
Income tax (benefit) expense	(1,017)	192	(772)	393
Net (loss) earnings	$(1,047)	$1,012	$96	$2,021

Net (loss) earnings per share (1)
Basic	$(0.42)	$0.41	$0.04	$0.81
Diluted	(0.42)	0.41	0.04	0.81

Book value per share (1)	$21.45	$21.10	$21.45	$21.10

Shares outstanding at end of period	2,504,265	2,490,023	2,504,265	2,490,023

Weighted average common shares outstanding - basic	2,504,265	2,490,023	2,499,199	2,490,291
Weighted average common shares outstanding - diluted	2,504,265	2,495,052	2,501,611	2,495,480

(1) Net earnings per share and book value per share at or for the periods ended June 30, 2009 have been adjusted to give effect to the 5% stock dividend paid during December 2009.

OTHER DATA (unaudited):	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Return on average assets (2)	-0.72%	0.67%	0.03%	0.67%
Return on average equity (2)	-7.63%	7.81%	0.35%	7.81%
Equity to total assets	9.32%	8.57%	9.32%	8.57%
Net interest margin (2) (3)	3.79%	3.58%	3.80%	3.52%

(2)  Information for the three and six months ended June 30 is annualized.
(3) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.